Exhibit 19.1

Aspen Aerogels, Inc.

Insider Trading Policy

Aspen Aerogels, Inc. (the “Company”) has adopted the following policy regarding trading by Company personnel in the Company’s securities and securities of the companies with which the Company engages in transactions or does business (the “Insider Trading Policy,” or this “Policy”). This Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries. This Policy also applies to certain family members, other members of a person’s household and entities controlled by Company personnel, as described in Section IV below. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. This Policy has been approved by the Board of Directors of the Company and may not be modified, amended or restated without the approval of the Board of Directors.

I. The Need for an Insider Trading Policy

This Policy has been developed:

·
to educate all Company personnel as to the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) on insider trading in public company securities;
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to set forth requirements that apply to Company personnel and other persons covered by this Policy who seek to engage in transactions in the Company’s securities;
·
to protect the Company and its personnel from legal liability; and
·
to preserve the reputation of the Company and its personnel for integrity and ethical conduct.

Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the SEC. These laws and regulations make it illegal for an individual to engage in transactions in securities of the Company while aware of material nonpublic information. The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who engage in transactions in securities while being aware of material non-public information but also to their “tippers,” people who leak material non-public information to individuals who then engage in transactions based on that information. The Company and “controlling persons” of the Company may also be liable for violations by Company employees.

II. What is Material Non-Public Information?

Definition.

Material non-public information is any information (positive or negative) that:

·
is not generally known to the public, and
·
which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material include, but are not limited to:

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quarterly or annual earnings results;
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projections of future financial results;
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earnings or losses;
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news of a pending or proposed merger, acquisition or tender offer;
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news of a pending or proposed acquisition or disposition of a significant asset;
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news of a pending or proposed joint venture;
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a company restructuring;
·
significant transactions with officers, directors or greater than 5% shareholders;
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financing transactions;
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changes in dividend policies, the declaration of a stock split or the offering of additional securities;
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establishment of a stock repurchase program;
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changes in pricing or cost structure of Company products or services;
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changes in management;
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changes in auditors or notification that the auditor’s reports may no longer be relied upon;
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significant new products or discoveries;
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significant regulatory developments;
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pending or threatened patent or other intellectual property actions or other similar regulatory actions;
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pending or threatened significant litigation, or the resolution of any litigation;
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impending bankruptcy or financial liquidity problems;
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internal financial information which departs from what the market expects;
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the gain or loss of a significant customer or supplier, major contract, license, registration or collaboration;
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The effects of any natural disaster, terrorist event or other catastrophic event on the Company’s business, including any epidemic or pandemic;
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A significant cybersecurity event, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
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the entry, amendment or termination of a material contract;
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other items that require the filing of a Current Report on Form 8-K with the SEC; or
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the imposition of an event-specific restriction (a special blackout) on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.

Twenty-Twenty Hindsight. In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight. As a result, in determining whether any information is material, we will and you must carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available. For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.

In addition to addressing the relevant statutes and regulations in this area, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company and certain related persons, not just members of senior management.

III. The Consequences of Insider Trading

The consequences of insider trading violations can be severe:

For individuals who engage in transactions in securities while being aware of material non-public information (or tip information to others):

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a civil penalty of up to three times the profit gained or loss avoided;
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a criminal fine (no matter how small the profit) of up to $5 million; and
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a jail term of up to 20 years.

These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Moreover, if an employee violates this Policy, they may also be subject to Company-imposed sanctions, including termination for cause.

For the Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

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a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
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a criminal penalty of up to $25 million.

Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish the Company’s or an individual’s reputation and irreparably damage a career.

IV. Our Policy

General Prohibition on Transactions in Securities. Company personnel and Related Persons (as defined below in this Section IV) may not engage in transactions in securities of the Company while being aware of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information, subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions.” For the avoidance of doubt, gifts are subject to this Policy.

Transactions by Family Members, Others in Your Household and Entities You Control. The restrictions in this Policy also apply to (1) family members who reside with you, (2) other persons living in your household (whether or not related to you), (3) family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they engage in transactions in the Company’s securities) and (4) any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (each person or entity identified in clauses (1) – (4), a “Related Person”). SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any transactions in the Company’s securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Company personnel are expected to be responsible for the compliance of all Related Persons with this Policy. This means that, to the extent such Related Persons of Company personnel intend to engage in transactions in the Company’s securities, the Related Persons need to comply with the black-out periods and all other restrictions in this Policy. Furthermore, you may not participate in any investment club (i.e., groups of people who pool their money to make investments) that may invest in the Company’s securities.

Other Companies’ Non-public Information. This Policy also applies with equal force to information relating to any other company, including our customers or suppliers, obtained by Company personnel during the course of their service to or employment by the Company. Specifically, no Company personnel who, in the course of work on behalf of the Company, learns of material non-public information about a company with which the Company does business may engage in transactions in the other company’s securities until the information becomes public or is no longer material.

Personal or Independent Reasons Are Not Exceptions. Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator. This Policy shall be administered by the “Policy Administrator,” who shall be Virginia H. Johnson, Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer, and if such person is not available, then Ricardo C. Rodriguez, Chief Financial Officer and Treasurer, shall serve as the alternate Policy Administrator. The Policy Administrator may, however, change from time to time. To confirm the name of the then-current Policy Administrator, please contact the Company’s Legal & Compliance Department.

When Information Becomes Public. This Policy applies to material non-public information about the Company, which means that transactions in the Company’s securities are permitted once the information becomes known to the public (unless some other Company policy or legal obligation restricts transactions at that time). Because the Company’s shareholders and the investing public should be afforded time to receive and absorb information, as a general rule you may not engage in any transactions until the beginning of the second business day after material information has been released. Thus, if an announcement is made before the market opens on a Monday, Wednesday generally would be the first day on which you may engage in transactions in the Company’s securities. If an announcement is made before the market opens on a Friday, Tuesday generally would be the first day on which you may engage in transactions in the Company’s securities. However, if the information released is complex, such as a major financing or other significant transaction, it may be necessary to allow additional time for the information to be absorbed by the investing public. In such circumstances, you will be notified by the Policy Administrator regarding a suitable waiting period before engaging in transactions in the Company’s securities. In addition, we have established specified black-out periods, as described below.

Prohibited Trading Periods. While it is never permissible to trade based on material nonpublic information, we are implementing the following procedures to help prevent inadvertent violations of this Policy and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a transaction in securities while unaware of a pending major development).

(1) Company Wide Black-Out Periods Applicable to All Designated Persons. All Designated Persons are prohibited from engaging in transactions in any of the Company’s securities (whether or not for value) during the following periods (subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions”):

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from the time each such individual becomes aware of the material information until the beginning of the second business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and the Policy Administrator will notify you of any such extension of the black-out period; and
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during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator.

Please note, however, that (i) Company personnel who are not Designated Persons and (ii) Related Persons will also be subject to the black-out periods set forth above if they become aware of material information or anticipated significant developments or announcements and even if such awareness was inadvertent and/or through no action of their own.

You will be notified by e-mail when you may not engage in transactions in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also be notified when restrictions are lifted. You are expected to monitor your e-mail regularly prior to and during any periods when you may be contemplating engaging in transactions in the Company’s securities. Of course, even during periods when transactions in the Company’s securities are permitted, no one, including persons or entities who do not fall within the definition of Related Persons, may engage in transactions in the Company’s securities if they possess material non-public information (subject to the specific exceptions noted in Section IV under the caption “Exceptions for Certain Transactions”).

(2) Additional Black-Out Periods Applicable to the Board of Directors, Executive Management, Finance Department Members, Legal & Compliance Department Members, and Designated Persons. In addition to being subject to the trading procedures applicable to all Company personnel (above), members of the Company’s Board of Directors, Executive Management, Finance Department Members, Legal & Compliance Department Members, and Designated Persons (each as defined below) and Related Persons of such individuals are also subject to additional procedures and restrictions during the following periods (subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions”):

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the periods from 20 days prior to the close of each fiscal quarter until the beginning of the second business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end; and
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any other periods as determined by the Company.

A listing of the relevant individuals that comprise the Board of Directors, Executive Management, Finance Department, Legal & Compliance Department, and Designated Persons will be maintained and refreshed on a monthly basis by the Policy Administrator, with written notification of any changes to the affected individuals and the Audit Committee.

Exceptions for Certain Transactions.

(1)
Mutual Funds. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.
(2)
Transactions Involving Company Equity Plans. Except as otherwise noted below, this Policy does not apply to the following transactions:
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Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.
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Restricted Stock Awards and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. This Policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.
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Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s securities under the Company’s employee stock purchase plan. This Policy does apply, however, to subsequent sales or other transfers of such securities.
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Other Transactions with the Company. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.

(3) Rule 10b5-1 Trading Plans. Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Trading Plans”), which may include transactions during the prohibited periods discussed above. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not aware of material non-public information, and the SEC requires that these plans not be entered into during any applicable Company-imposed black-out period. Any person who enters into a Trading Plan must act in good faith with respect to such plan. Directors and officers must include a representation in their Trading Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

In order to comply with this Policy, the Company must review and pre-approve any such Trading Plan prior to its effectiveness and any subsequent modification or termination. After a Trading Plan is approved, you must wait for a cooling-off period before the first trade is made under the Trading Plan, the length of which will be determined by the Policy Administrator, with notice of such determination provided by the Administrator to the Audit Committee. Pursuant to the SEC’s rules, a Trading Plan must include a cooling-off period before trading can commence that, (1) for directors or officers, ends on the later of 90 days after the adoption or modification of the Trading Rule plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and (2) for persons other than directors or officers, ends 30 days following the adoption or modification of a Rule 10b5-1 plan.

Once the Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the dates of the trades. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Only one Trading Plan should be in effect at any one time. A person may not enter into any overlapping Trading Plans (subject to certain exceptions) and may only enter into one single-trade Trading Plan during a 12-month period (subject to certain exceptions). Any modification of a Trading Plan is the equivalent of entering into a new Trading Plan and cancelling the old Trading Plan. Company personnel seeking to establish, modify or cancel a Trading Plan must contact the Policy Administrator.

Pre-Clearance of All Acquisitions, Sales and Other Transfers by Certain Company Personnel. In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of Trading Plans (as defined below), by members of the Company’s Board of Directors, Executive Management, Finance Department Members, Legal & Compliance Department Members, Designated Persons and Related Persons, must be pre-cleared by the Policy Administrator. If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must contact the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use their reasonable best efforts to provide approval or disapproval within two business days. You must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre-cleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material non-public information about the Company after receiving the preclearance but prior to the execution of the transaction, you may not execute the transaction. The responsibility for determining whether you are aware of material non-public information rests with you, as discussed below in Section V. If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 filing.

Employees of the Company who are not Directors, members of Executive Management, Finance Department Members, Legal & Compliance Department Members, or Designated Persons may, but are not required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not required to notify the Policy Administrator following execution of the transaction. Notwithstanding the foregoing, all Company personnel are required to notify the Policy Administrator prior to the execution, modification and termination of Trading Plans.

Please note that pre-clearance does not provide Company personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.

V. Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while being aware of material non-public information. Each individual is responsible for making sure that they comply with this Policy, and that any Related Person, whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in Section III above.

Tipping Information to Others. Company personnel must not disclose non-public information about the Company to (i) others outside the Company who do not have an obligation to maintain the confidentiality of such information or (ii) to those employees, consultants or affiliates of the Company who are not Designated Persons. If the outsider or non-Designated Person trades on such information, penalties for insider trading may apply in these situations whether or not you derive any monetary benefit from the other person’s trading activities (for example, mere good will can suffice). Material non-public information is often inadvertently disclosed or overheard in casual, social conversations. Please take care to avoid such disclosures.

Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator and/or report the matter using the Company’s anonymous whistleblower reporting procedures as specified in the Company’s Whistleblower Policy. You must also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes. Moreover, Company-imposed sanctions, including termination for cause, could result if an employee fails to comply with this Policy.

Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Company personnel may not discuss internal Company matters or developments (whether or not you think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets such as Facebook, Twitter, etc. It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. If you receive any inquiries of this nature, unless you are expressly authorized to the contrary, you must decline comment and refer the inquirer to Virginia H. Johnson, Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance

Officer. Please review the Company’s separate Regulation FD Policy, which governs all public communications with people outside the Company. Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Policy shall prohibit employees from making reports of possible violations of federal law or regulation to any governmental agency or entity.

VI. Additional Prohibited Transactions

Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that Company personnel and Related Persons not engage in any of the following activities, except in each case in limited circumstances with prior approval of the Policy Administrator:

·
trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer;
·
short sales of the Company’s securities;
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use of the Company’s securities to secure a margin or other loan;
·
transactions in straddles, collars or other similar risk reduction or hedging devices; and
·
transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).
VII.
Post-Termination Transactions

Please note that even after departing the Company, if former personnel are aware of material non-public information or are engaged in any other action to take advantage of, or pass on to others, that information, such former personnel may not engage in transactions in securities of the Company. All Company personnel that are departing the Company must sign an acknowledgment stating that they understand and will comply with this Insider Trading Policy.

VIII.
Company Assistance

Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, please use your best judgment when considering a transaction in the Company’s securities.

IX.
Certifications

As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Executive Management and other personnel may be required to certify compliance on an annual basis. All personnel departing the Company will be required to certify prior to their departure as to their understanding of their potential continued liability even after they are no longer affiliated with the Company.

X.
Revision History

Version	Status	Reason for Change	Date
V 1.0	Initial adoption & publication	Policy issuance	June 12, 2014
V 2.0	Policy amendments	Amended policy issuance	June 14, 2017
V 3.0	Reformatting (non-substantive) policy amendments	Policy reformatting & re- issuance	October 10, 2022
V 4.0	Policy amendments	Amended policy issuance	June 1, 2023

Related Company Policies

·
Code of Business Conduct and Ethics
·
Disclosure Controls and Procedures Policy
·
Regulation FD Disclosure Policy
·
Form 8-K Disclosure Compliance Policy

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that they have read and understand, and agree to comply with, the Insider Trading Policy of Aspen Aerogels, Inc.

By:

Name (printed):

Date:

ASPEN AEROGELS, INC.

FORM OF PRE-TRANSACTION CERTIFICATION

Name:

Title:

Proposed Transaction Date:

Type of Security:

Type of Transaction(s) (e.g., Purchase / Sale / Entry into, Modification or Termination of Rule 10b5-1 Trading Plan (if Plan, please attach) / Gift / Other (please specify)):

Number of Shares Involved (if applicable):

I hereby certify that I am not aware of any material non-public information about Aspen Aerogels, Inc. (the “Company”) and / or its subsidiaries. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I engage in transactions in company securities while aware of material non-public information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Company up to and including termination for cause. The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect and will not engage in securities transactions when aware of material non-public information. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

If seeking approval for the entry or modification of Rule 10b-5 Plan, I certify that I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, that I shall act in good faith with respect to such plan, and that I shall include, or cause to be included, requisite certifications in the Rule 10b5-1 Plan.

Name:

Date: